May 14, 2003

Alberta Securities Commission	The Toronto Stock Exchange
Ontario Securities Commission

Dear Sirs:

RE:

FNX  MINING COMPANY INC.

The following material(s) were sent by prepaid mail to all registered shareholders of the above-mentioned Company on May 14, 2003.

X	Proxy
X	Notice of Meeting/Information Circular
X	MD & A
X	Annual Report for the Fiscal Year Ended December 31, 2002
X	Annual Financial Statement for the Fiscal Year Ended December 31, 2002
X	Supplemental Mail List Form

However, we have not mailed material(s) to shareholders in cases where on three consecutive occasions, notices or other documents have been returned undelivered by the Post Office.

The above disclosure document(s) are filed with you as agent for the Company in compliance with the regulations.

Yours very truly,

CIBC MELLON TRUST COMPANY

Jo-Anne Kidd

Senior Administrator, Client Services

Direct Dial: (416) 643-5578

CIBC Mellon Trust Company is a licensed user of the CIBC and Mellon trademarks